                                                                   EXHIBIT 2.3


                                CONTRACT OF SALE

                                 BY AND BETWEEN

--------------------------------------------------------------------------------

                          MEYER BROADCASTING COMPANY,

                                   AS SELLER


                                      AND


                            STC BROADCASTING, INC.,

                                    AS BUYER


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                                 APRIL 27, 1998

                               TABLE OF CONTENTS


                                                                                                     Page
                                                                                                     ----
ARTICLE 1 PURCHASE AND SALE OF ASSETS...............................................................    4
   1.01 Assets......................................................................................    4
   1.02 Excluded Assets.............................................................................    6
ARTICLE 2 PURCHASE PRICE AND PAYMENTS...............................................................    8
   2.01 Purchase Price..............................................................................    8
   2.02 Deposit; Method of Payment of the Purchase Price............................................    8
   2.03 Adjustments and Assumptions.................................................................    9
ARTICLE 3 APPLICATION FOR GOVERNMENT APPROVAL.......................................................   10
   3.01 Filing and Prosecution of Application.......................................................   10
   3.02 Expenses....................................................................................   10
   3.03 Control of Stations.........................................................................   10
   3.04 Hart-Scott-Rodino Notification..............................................................   10
   3.05 Other Governmental Approvals................................................................   11
   3.06 Recording Fees, Survey Costs and Title Insurance Commitments................................   11
ARTICLE 4 ASSUMPTION OF LIABILITIES.................................................................   11
   4.01 Assumed Liabilities.........................................................................   11
ARTICLE 5 CLOSING DATE AND CLOSING TRANSACTIONS.....................................................   12
   5.01 The Closing.................................................................................   12
   5.02 Deliveries by Seller........................................................................   12
ARTICLE 6 REPRESENTATIONS, WARRANTIES AND AGREEMENTS................................................   14
   6.01 Representations and Warranties of Seller....................................................   14
   6.02 Representations and Warranties of Buyer.....................................................   24
   6.03 Brokers.....................................................................................   25
ARTICLE 7 CONDITIONS TO OBLIGATIONS.................................................................   25
   7.01 Conditions to the Obligations of Buyer......................................................   25
   7.02 Conditions to the Obligations of Seller.....................................................   28
ARTICLE 8 TERMINATION; REMEDIES.....................................................................   28
   8.01 Termination.................................................................................   28
   8.02 Effect of Termination.......................................................................   29
   8.03 Default by Buyer............................................................................   29
   8.04 Default by Seller...........................................................................   30
   8.05 Specific Performance........................................................................   30
   8.06 Liquidated Damages..........................................................................   30
   8.07 Return of Letter of Credit..................................................................   31
ARTICLE 9 CONDUCT OF BUSINESS PENDING CLOSING.......................................................   31
   9.01 Covenants and Agreements of Seller..........................................................   31
ARTICLE 10 INDEMNITY................................................................................   36
  10.01 Indemnification by Seller...................................................................   36
  10.02 Indemnification by Buyer....................................................................   37
  10.03 Remedies....................................................................................   37


  10.04 Claims Procedures...........................................................................  38
  10.05 Indemnity Deposit...........................................................................  38
ARTICLE 11 RISK OF LOSS.............................................................................  39
  11.01 Risk of Loss................................................................................  39
ARTICLE 12 MISCELLANEOUS............................................................................  39
  12.01 Best Efforts................................................................................  39
  12.02 Access......................................................................................  39
  12.03 No Solicitation.............................................................................  40
  12.04 Expenses....................................................................................  40
  12.05 Collection of Accounts Receivable...........................................................  40
  12.06 Survival....................................................................................  40
  12.07 Notices.....................................................................................  41
  12.08 Entire Agreement; Amendments; Waiver........................................................  42
  12.09 Remedies Cumulative.........................................................................  42
  12.10 Assignment..................................................................................  42
  12.11 Headings....................................................................................  42
  12.12 Governing Law...............................................................................  43




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

                                CONTRACT OF SALE


                 AGREEMENT made this 27th day of April, 1998, by STC BROADCASTING, INC., a Delaware corporation ("Buyer"), and MEYER BROADCASTING COMPANY, a North Dakota corporation ("Seller").

                              W I T N E S S E T H:

                 WHEREAS, Seller is the licensee, owner and operator of television stations KVLY-TV in Fargo, North Dakota and KFYR-TV in Bismarck, North Dakota plus three satellite stations, KMOT-TV licensed to Minot, North Dakota, KQCD-TV licensed to Dickinson, North Dakota, and KUMV-TV licensed to Williston, North Dakota (the "Stations");

                 WHEREAS, Seller desires to sell the assets of the Stations to Buyer under the terms and conditions set forth herein;

                 WHEREAS, Buyer desires to buy the assets of such Stations from Seller under the terms and conditions set forth herein; and

                 WHEREAS, capitalized terms used herein without definition shall have the respective meanings assigned thereto in Annex I attached hereto and incorporated herein for all purposes of this Agreement.

                 NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties have agreed and by these presents do agree as follows:


                                   ARTICLE 1
                          PURCHASE AND SALE OF ASSETS

        1.01  ASSETS.

              Subject to the terms and conditions hereof and in reliance upon the representations, warranties, covenants and agreements contained herein, upon the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire, pay for and accept from Seller, the Stations and all real, personal and mixed assets, rights, benefits and privileges, both tangible and intangible, wheresoever situated or located, owned, leased, used or otherwise held by Seller in connection with the business and operations of any of the Stations (collectively, the "Assets"); but excluding the Excluded Assets described in Section 1.02. Subject




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

to the provisions of Section 1.02, the Assets shall include all such assets existing on the date hereof and all such assets acquired between the date hereof and the Closing Date. The Assets shall include, without limitation, all of Seller's right, title and interest in, to and under the following:

                 (a) All tangible personal property, including, without limitation, plants, automobiles, trucks, and other on or off-road vehicles and motorized equipment, tools, test, electronic, and other equipment, radios, television sets, monitors, fax machines, tape players, tapes, cassettes, cassette players, video recorders, printers, antennas, processors, receivers, lines, cable, furniture, underground pipes and conduits, wire, amplifiers, transformers, translators, earth stations, and other auxiliary facilities, towers, receptacles and outlets, office furniture, equipment and supplies, computer hardware, facilities used or useful in connection with the transmission of television or microwave signals, all inventories (including, but not limited to, inventories of materials and supplies of whatever nature and including office supplies) including replacements or improvements thereof acquired or constructed prior to the Closing Date, including, without limitation, those set forth and described on Exhibit 1.01(a) attached hereto;

                 (b) All licenses, permits and other evidence of authority issued by the FCC (the "FCC Licenses") or any other Governmental Authority, including any pending applications for licenses or permits and any amendments, renewals, extensions or modifications thereof and additions thereto, including, without limitation, those set forth and described in Exhibit 1.01(b) attached hereto;

                 (c) The film and program licenses (syndicated or otherwise) and Contracts under which Seller is authorized to broadcast film product or programs on any of the Stations and listed in Exhibit 1.01(c), including without limitation, (i) all cash and non-cash (barter) program Contracts, and (ii) any other such program Contracts that are entered into between the date of this Agreement and the Closing Date in accordance with the terms of this Agreement (collectively the "Program Contracts");

                 (d) All Contracts (excluding Program Contracts) pursuant to which Seller has sold, traded or bartered commercial air time on the Stations in consideration for any property or services in lieu of or in addition to cash, including, without limitation, Contracts under which commercial air time availability within a particular program are exchanged for the provision of such program which are set forth and described in Exhibit 1.01(d) (collectively, the "Trade-out Agreements");

                 (e) The Contracts listed in Exhibit 1.01(e) (including, without limitation, all broadcast time sales agreements, network affiliation agreements, retransmission agreements and national and local advertising representation agreements for the Stations), together with all Contracts that will be entered into in the Ordinary Course of Business between the date of this Agreement and the Closing Date as permitted by this Agreement (collectively, the "Operating

Contracts", and together with the Program Contracts and the Trade-out Agreements, the "Station Contracts");

                 (f) All interests in Real Property (including mixed real and personal property), including, without limitation, land, structures, buildings, studios, towers, microwave towers, easements and agreements or arrangements of lease with respect to real property or interests therein, building improvements, fixtures, and rights-of-way, all of which are described on Exhibit 1.01(f) attached hereto;

                 (g) All of the intangible personal property, books and records, logs, public files, historical billing information, correspondence files, drawings, blueprints, plans and specifications, advertising lists, vendor lists, music, sound effect and video libraries, station call letters, station telephone and post office box numbers, promotional materials, customer files, maintenance records or any other business records relating to or used in connection with the operation and financial condition of the Stations, good will, copyrights, trade marks, trade names, service marks, franchises, software, jingles, slogans, logotypes, engineering records, FCC applications and filings and all records maintained by Seller pursuant to the rules and regulations of the FCC, including, without limitation, those set forth and described in Exhibit 1.01(g) attached hereto;

                 (h) All rights and claims of Seller, if any, whether mature, contingent or otherwise, against third parties relating to the Assets, other than Excluded Assets identified in Section 1.02, whether in tort, contract, or otherwise, including, without limitation, causes of action, unliquidated rights and claims under or pursuant to all warranties, representations and guarantees made by manufacturers, suppliers or vendors;

                 (i) The business of each of the Stations as a "going concern", customer relationships and reputation of Seller;

                 (j) The IBM AS400 with related Seller developed traffic and management software, terminals, monitors, and associated miscellaneous equipment; and

                 (k) All other assets, whether tangible or intangible, not hereinbefore mentioned which are used in connection with the operation of the Stations, not excluded pursuant to Section 1.02 hereof.

        1.02  EXCLUDED ASSETS.


              There shall be excepted and excluded from the Assets to be transferred from Seller to Buyer the following (collectively, the "Excluded Assets"):

                 (a) All books, records and documents, relating to the corporate or business operations of Seller other than the Assets of the Stations, including, without limitation, minute






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

books, and similar items relating to Seller and not to the Assets or the business or operations of the Stations, all of which items are described in
Exhibit 1.02(a) attached hereto. Any of Seller's books of account reasonably required to confirm, review or assist in the preparation of financial statements shall be made available to Buyer, at Buyer's expense, for examination and duplication at Seller's offices, or at such other offices of Seller or their successors-in-interest as may be designated by them for a period of one (1) year after the date hereof, but only during regular business hours, and on reasonable notice;

                 (b) All (i) personal items of Judith Ekberg Johnson, including her office furniture, computer and personal items and (ii) office furnishings, employees personal computers at Seller's corporate headquarters, but only to the extent that the items described in clauses (i) and (ii) are specifically identified and described in Exhibit 1.02(b);

                 (c) Cash, cash equivalents, accounts receivable, and inter-company receivables and payables, if any, of Seller;

                 (d) The call letters "KFYR" shall be subject to use by KFYR-AM licensed to Bismarck, North Dakota;

                 (e) All interests in the separate parcels of real property of Seller adjacent to but not including the KMOT-TV studios, more specifically described as the un-platted portion of the North Three Hundred Feet (300') of the South One Half (S1/2) of the Southeast Quarter (SE1/4) of Section 27, Range 155 North Township 155 West, Ward County, North Dakota (the "Excluded Parcel"), upon which rental/storage units are located and which is not used in the operations of station KMOT-TV;

                 (f) All Plans, Benefit Arrangements, Qualified Plans and Welfare Plans and the assets thereof, including, without limitation, those set forth in Exhibit 6.01(g);

                 (g) Any financing or loan agreements (including, without limitation, equipment financing agreements), and other obligations for borrowed money; and any Contract entered into after the date hereof except as permitted by this Agreement;

                 (h) Any and all claims of Seller with respect to any tax refunds;

                 (i) All of Seller's deposits and prepaid expenses; provided, however, any deposit and prepaid expense shall be included in the Assets conveyed pursuant hereto to the extent that Seller receives adjustment therefor pursuant to Section 2.03; and

                 (j) All labor union contracts, collective bargaining agreements and employment contracts.

                                   ARTICLE 2

                          PURCHASE PRICE AND PAYMENTS

        2.01  PURCHASE PRICE.


              Buyer agrees to pay to Seller, and Seller agrees to accept from Buyer, in consideration of the Assets the aggregate sum of Sixty-Three Million Seven Hundred Fifty Thousand Dollars ($63,750,000) (the "Purchase Price").

        2.02  DEPOSIT; METHOD OF PAYMENT OF THE PURCHASE PRICE.

              The Deposit shall be made and the Purchase Price shall be paid as follows:

              (a) Deposit. For and in partial consideration of the execution and delivery of this Agreement, simultaneously with the execution and delivery of this Agreement, Buyer is depositing in escrow with the Deposit Escrow Agent an original, irrevocable letter of credit (the "Letter of Credit") issued for the benefit of Seller by The Chase Manhattan Bank for an amount equal to Three Million One Hundred Eighty-Seven Thousand Five Hundred Dollars ($3,187,500) (the "Deposit"), such Letter of Credit to be held as an earnest money deposit in accordance with the terms and conditions of the Deposit Escrow Agreement, a form of which is attached hereto as Exhibit A. Buyer and Seller shall cause the Letter of Credit to be returned to Buyer on the Closing Date.


              (b) Cash Payment at Closing. Buyer shall pay to Seller the Purchase Price at Closing by wire transfer of immediately available federal funds to an account to be identified by Seller not less than two (2) business days before the Closing Date.

              (c) Allocation of the Purchase Price. Seller and Buyer agree to allocate the Purchase Price among the Stations for all purposes (including financial, accounting and Tax purposes) as follows:

                                KVLY:    $15,950,000
                                KMOT:    $10,450,000
                                KQCD:     $4,989,000
                                KUMV:     $5,735,000
                                KFYR:    $26,625,000

                        (i) Within thirty (30) days after the execution of this Agreement, Seller and Buyer agree to retain Bond & Pecaro (the "Appraisal Firm") to appraise the classes of Assets of each Station in accordance with the above allocation of Station values. The Appraisal Firm shall be instructed to perform an appraisal of the classes of Assets of each Station and deliver a preliminary draft report to Seller and Buyer as soon as reasonably practicable. Seller and Buyer will be given an opportunity to review and comment on the preliminary draft report before the

Appraisal Firm issues the final report (such final report, the "Appraisal Report"). Seller and Buyer shall each pay one-half of the fees, costs and expenses of the Appraisal Firm whether or not the transactions contemplated hereby are consummated; provided, that the total cost of Seller's portion of the appraisal shall not exceed Ten Thousand Dollars ($10,000).

                        (ii) Seller and Buyer each represent, warrant, covenant, and agree with each other that the Purchase Price shall be allocated among the classes of Assets for each Station, as set forth in the Appraisal Report. Seller and Buyer agree, pursuant to Section 1060 of the Code that the Purchase Price shall be allocated in accordance with this Section 2.02(c), and that all Tax returns and reports shall be filed consistent with such allocation. Notwithstanding any other provision of this Agreement, the provisions of this
Section 2.02(c) shall survive the Closing Date without limitation.

        2.03  ADJUSTMENTS AND ASSUMPTIONS.

              (a) The Station's expenses and accounts payable attributable to the operation of the Stations up to 12:01 a.m. on the day of the Closing shall, except as hereinafter provided in this Agreement, be for the account of, and be the sole responsibility of, Seller. Expenses such as power and utility charges, lease rents, property taxes, frequency discounts, prepaid time sales agreements, outstanding trade balances under Trade-out Agreements (as defined in Section 1.01(d)), annual license fees (if any) and similar prepaid and deferred items shall be prorated between Seller and Buyer. All prorations shall be made and paid insofar as feasible at Closing, with a final settlement within ninety
(90) days after the Closing.

              (b) With specific reference to Liabilities with respect to Seller's employees, including, without limitation, Liabilities for vacation pay or vacation time, wages, commissions, severance, payroll taxes, fringe benefits and other Liabilities of Seller with respect to its employees, it is understood that Seller will be solely responsible for all such Liabilities and that Buyer will not assume any such Liabilities. With specific reference to payment of commissions to employees, Buyer shall pay commissions to its employees on sales made by or on behalf of Buyer on or after the Closing Date pursuant to Buyer's employee commission plan, and Seller shall pay to its employees on sales made by or on behalf of Seller prior to the Closing Date pursuant to Seller's employee commission plan. Employees' employment with Seller shall be terminated by Seller as of the Closing Date, and Buyer may employ employees of its choice from and after said date upon terms acceptable to Buyer and such employees. During the four (4) week period prior to the Closing Date, Seller shall provide Buyer with reasonable opportunities to interview any of the employees of the Stations concerning employment of such individuals by Buyer after Closing, and will permit Buyer reasonable access to data regarding such individuals; provided, however, that the foregoing shall not be deemed to impose any obligation on Buyer to hire or offer employment to any such employees or to provide any level of benefits to such employees.

                                   ARTICLE 3

                      APPLICATION FOR GOVERNMENT APPROVAL

        3.01  FILING AND PROSECUTION OF APPLICATION.

              Buyer and Seller shall, as soon as practicable after the date of this Agreement and in any event not later than five days thereafter, join in an application to be filed with the FCC requesting its written consent to the assignment of the FCC Licenses of the Stations from Seller to Buyer. Buyer and Seller shall take all steps necessary to the expeditious prosecution of such application to a favorable conclusion, using their reasonable best efforts throughout; provided, however, that none of the parties hereto shall have any obligation to take any unreasonable steps to satisfy complainants, if any, or to participate in any evidentiary hearing. Neither Buyer or Seller shall take action that such party knows or should know would adversely affect obtaining an FCC Order, or adversely affect any FCC Order becoming a Final Order.

        3.02  EXPENSES.

              Except as otherwise expressly provided for herein, each party shall bear its own legal, accounting and other expenses in connection with the consummation of the contemplated transaction. The parties shall cooperate with the preparation of the FCC application and FCC filing fees shall be shared equally by the parties; however, additional expenses incurred in connection with the prosecution and/or defense of such FCC application shall be paid by the party causing such expenses to be incurred. Any costs incurred jointly shall be shared equally by the parties.

        3.03  CONTROL OF STATIONS.

              Until Closing, Buyer shall not directly or indirectly, control, supervise, direct or attempt to control, supervise or direct the operation of the Stations. Such operation shall be the sole responsibility of Seller.

        3.04  HART-SCOTT-RODINO NOTIFICATION.

              Buyer and Seller agree that as soon as practicable, but in no event later than ten (10) days after the execution of this Agreement, each will complete and file any filing that may be required pursuant to Hart-Scott-Rodino (each an "HSR Filing"), or shall mutually agree that no such filing is required and will promptly complete and file responses to all requests for additional data and information which may be made under such Act. Buyer and Sell shall share equally in all filing fees incurred in connection with the HSR Filing under this Section 3.04.

        3.05  OTHER GOVERNMENTAL APPROVALS.

              Promptly following the execution of this Agreement, Buyer and Seller shall proceed to prepare and file with the appropriate Governmental Authorities any other requests for approvals or waivers, if any, that are required from other Governmental Authorities in connection with the Closing, and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such requests for approvals or waivers and all proceedings necessary to secure such approvals and waivers. Buyer and Seller shall share equally in all filing fees incurred in connection with the approvals and waivers under this Section 3.05.

        3.06  RECORDING FEES, SURVEY COSTS AND TITLE INSURANCE COMMITMENTS.

              Buyer and Seller shall each pay one-half of all recording, license and other similar taxes and fees, if any, applicable to, imposed upon or arising out of the sale by Seller and the purchase by Buyer of the Assets and regardless of which party such fee and/or tax is imposed upon. The costs and expenses of the Surveys obtained by Buyer for the Title Insurance Commitments shall be paid by Buyer. Buyer and Seller shall each pay one-half of costs of obtaining the Title Insurance Commitments.


                                   ARTICLE 4
                           ASSUMPTION OF LIABILITIES


        4.01  ASSUMED LIABILITIES.

              Except as expressly set forth below in this Section 4.01, Buyer does not assume any liabilities or obligations of Seller or the Stations and Seller shall defend, indemnify and hold Buyer harmless from and against any and all obligations or liabilities of Seller and the Stations other than those expressly assumed. From and after the Closing Date, Buyer shall assume and pay, perform and discharge, and indemnify and hold Seller harmless from and against, the following future liabilities, obligations and commitments of Seller to be observed and performed by Buyer from and after the Closing Date, except obligations, liabilities or commitments accrued prior to the Closing Date:

              (a) All of Seller's obligations and commitments from and under the leases, agreements, permits, consents, licenses, contracts and documents listed in Exhibits 1.01(b), (c), (d) and (e) as the same may be modified with the written consent of Buyer on or prior to the Closing Date.

                                   ARTICLE 5
                     CLOSING DATE AND CLOSING TRANSACTIONS

        5.01  THE CLOSING.

              The Closing of this Agreement shall be held on the last business day of the month during which all of the FCC Orders have become Final Orders. Closing shall take place at Seller's offices in Bismarck, North Dakota, or such location as Buyer and Seller shall mutually agree.

        5.02  DELIVERIES BY SELLER.

              Seller agrees that on the Closing Date it will deliver to Buyer such titles, bills of sale, endorsements, assignments and consents to transfer and other good and sufficient instruments of conveyance, transfer and consent, including, without limitation, a Bill of Sale and Assignment and Assignment of FCC Licenses, each in the form attached hereto in Exhibit B, as shall be effective to transfer to Buyer the Assets free and clear of all Encumbrances. Without limiting the generality of the foregoing, Seller shall deliver to Buyer:

              (a) Appropriate instruments, in form satisfactory to Buyer's counsel, assigning and transferring to Buyer as of the Closing Date, all of Seller's right, title and interest in, to and under all of the Assets free and clear of all Encumbrances.

              (b) Copies of all consents and approvals, relating to the transfer of all licenses or permits held by Seller and the assignment of any agreement, lease or other Contract which may require consent for assignment either by its terms or because it is personal to Seller.

              (c) Certificates of title with respect to the motor vehicles listed in Exhibit 1.01(a) or if any such motor vehicles are leased by Seller, an assignment of such lease.

              (d) All such other general instruments of transfer, assignment and conveyance, general warranty deeds, certificates of title, assignments, estoppel certificates and recordable assignments for leased Real Property, evidences of consent or waiver, and other instruments or documents as shall be necessary to evidence or perfect the sale, assignment, transfer and conveyance of the Assets to Buyer and effectively vest in Buyer all right, title and interest in the Assets free and clear of any and all Encumbrances and other restrictions in accordance with the terms of this Agreement, together with possession (or constructive possession, in the case of intangibles) thereof.

              (e) Evidence reasonably satisfactory to Buyer that any and all Liabilities which are Seller's responsibility hereunder due or payable by the Stations or Seller pursuant to or under any Program Contract have been satisfied to the extent required under this Agreement.

              (f) A report dated not more than ten (10) days prior to the Closing Date of the North Dakota Secretary of State evidencing no judgments, financing statements, tax liens, mechanics, material men or other statutory liens on file with respect to the Assets, and, if such report evidences that judgments, financing statements, tax liens, mechanic's, material men's or other statutory liens are on file with respect to any of the Assets, a termination statement or other appropriate document signed by the secured party or lienholder evidencing the release or termination of such financing statement or such lien and, if applicable, a pay-off letter from such secured party or lienholder.

              (g) A copy of (i) the resolutions of directors and shareholders of Seller, certified as being correct and complete and then in full force and effect, authorizing the execution, delivery and performance of this Agreement, and of the other agreements, documents and instruments contemplated herein, and the consummation of the transactions contemplated hereby and thereby, and (ii) a certificate of incorporation of Seller and the bylaws of Seller, all certified by the Secretary of Seller as being true, correct and complete as of the Closing Date.

              (h) A certificate, dated as of the Closing Date and duly executed by Seller's Broker certifying that Seller's Broker has been paid in full for services rendered in connection with the transactions contemplated herein and has no claim with respect thereto.

              (i) Internal Revenue Service Form 8594 completed by Seller in connection with the acquisition of the Assets by Buyer.

              (j)  The Indemnity Letter of Credit described in Section 10.05.

              (k) The Indemnity Escrow Agreement described in Section 10.05 duly executed by Seller.

                                   ARTICLE 6
                   REPRESENTATIONS, WARRANTIES AND AGREEMENTS

        6.01  REPRESENTATIONS AND WARRANTIES OF SELLER.

              Seller hereby represents and warrants to Buyer as follows, which representations and warranties, together with all other representations and warranties of Seller in this Agreement, shall, subject to the provisions of
Section 12.06 hereof, survive the date hereof and the Closing:

              (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of North Dakota. Neither the nature of the business of the Stations conducted by Seller, nor the character of the properties owned, leased or otherwise held in the operation of the Stations by Seller makes any such qualification necessary in any other state, country, territory or jurisdiction. Seller has all requisite power and authority to own and operate the Stations, to carry on the business of the Stations as now being conducted and to enter into this Agreement and the other Seller Documents and perform its obligations hereunder and thereunder.

              (b) The execution, delivery and performance of this Agreement and the other Seller Documents by Seller have been duly and validly authorized and approved by all necessary action by Seller, and this Agreement is valid and binding agreement, enforceable against Seller in accordance with its terms.

              (c) Except as set forth in Exhibit 6.01(c), the execution and carrying out of this Agreement and the other Seller Documents and compliance with the provisions hereof and thereof by Seller will not violate any provision of Law, and will not (i) with or without the giving of notice and/or the passage of time, conflict with or result in any breach of any of the terms or conditions of, or constitute a default under any indenture, mortgage, agreement or other instrument or Contract to which Seller is a party or by which it or the Assets is bound, (ii) result in the creation of any Encumbrance upon the Assets, (iii) conflict with or violate the articles of incorporation, bylaws or other organizational documents of Seller, or (iv) require any consent, approval, authorization or permit of or filing with, or notification to any Person or Governmental Authority.

              (d) Seller has, or will secure, all requisite consents and assignments and is entitled to sell and convey to Buyer good and marketable title in and to all tangible property owned by Seller and all other rights, assets and property described in Section 1.01 hereof, free and clear of all Encumbrances.

              (e) There are no actions, suits, arbitrations, administrative or other proceedings, or investigations pending, or, to the knowledge of Seller, threatened, against Seller which may materially adversely affect the Assets, business operations, financial condition or customer relations of the Stations or the right of Seller to dispose of the Assets being sold hereunder, or to enter into or carry out this Agreement, nor does Seller know of any basis for any such litigation, proceeding or investigation in the future, except for actions, suits, proceedings or investigations affecting the television industry generally.

              (f) No representation or warranty made herein by Seller, or any written statement, schedule or certificate furnished to Buyer pursuant hereto or in connection with the transactions contemplated hereby by Seller contains or will contain any untrue statement of material fact or omits or will omit a material fact necessary to make the statement contained therein not misleading.

              (g)  Employee Benefit Plans.

                        (i) Except as set forth and described in Exhibit 6.01(g), Seller does not maintain any Plan or other Benefit Arrangement, and has no other obligations under any other Plan or Benefit Arrangement. Any Pension Plan terminated by Seller was terminated in accordance with applicable Law and Seller has no remaining Liabilities with respect thereto. No Plan is a Multiemployer Plan, and Seller has never been a party to or participant in a Multiemployer Plan.

                        (ii) To the best of Seller's knowledge, Seller has made all contributions and other payments required by and due under the terms of any Plan and Benefit Arrangement.

                        (iii) Exhibit 6.01(g) sets forth the current Qualified Plan. The Qualified Plan and any related trust agreements or annuity agreements (or any other funding document) complies and have complied with ERISA, the Code (including, without limitation, the requirements for Tax qualification described in Section 401 thereof), and all other Laws. The trusts established under such Plans are exempt from federal income taxes under
Section 501(a) of the Code, and Seller has provided to Buyer true and complete copies of all IRS determination letters with respect to such exemptions.

                        (iv) To the best of Seller's knowledge, Seller has complied with applicable provisions of Laws pertaining to all Plans and Benefit Arrangements, and all premiums and assessments relating to all Plans and Benefit Arrangements. Seller has no Liability for any delinquent contributions within the meaning of Section 515 of ERISA (including, without limitation, related attorneys' fees, costs, liquidated damages and interest) or for any arrearages of wages.

                        (v) Exhibit 6.01(g) lists all funded Welfare Plans that provide benefits to current employees of Seller or their beneficiaries. The funding under each Welfare Plan does not exceed and has not exceeded the limitations under Sections 419A(b) and 419A(c) of the Code.

                        (vi) To the best of Seller's knowledge, Seller has no post-retirement medical, life insurance or other benefits promised, provided or otherwise due now or in the future to current, former or retired employees of Seller.

                        (vii)  To the best of Seller's knowledge, Seller has
(A) filed or caused to be filed all returns and reports on the Plans that they are required to file and (B) paid or made adequate provision for all fees, interest, penalties, assessments or deficiencies that have become due pursuant to those returns or reports or pursuant to any assessment or adjustment that has been made relating to those returns or reports. To the best of Seller's knowledge, all other fees, interest, penalties and assessments that are payable by or for Seller have been timely reported, fully paid and discharged. To the best of Seller's knowledge, there are no unpaid fees, penalties, interest or assessments due from Seller or from any other person that are or could become an Encumbrance on any Asset or could otherwise adversely affect the businesses or Assets. To the best of Seller's knowledge, Seller has collected or withheld all amounts that are required to be collected or withheld by them to discharge their obligations, and all of those amounts have been paid to the appropriate Governmental Authority or set aside in appropriate accounts for future payment when due. To the best of Seller's knowledge, Seller has furnished to Buyer true and complete copies of all documents setting forth the terms and funding of each Plan.

                        (viii) All Welfare Plans and the related trusts that are subject to Section 4980B(f) of the Code and Sections 601 through 607 of ERISA comply with and have been administered in compliance with the health care continuation-coverage requirements for tax-favored status under Section 4980B(f) of the Code (formerly Section 162(k) of the Code), Sections 601 through 607 of ERISA, and all proposed or final Treasury regulations under
Section 162 of the Code explaining those requirements.

                (h)  Taxes.

                        (i) To the best of Seller's knowledge, Seller has duly and timely filed all required federal, North Dakota and local tax returns, reports and estimates for all years and periods (and portions thereof) for which any such returns, reports and estimates were due, and any and all amounts shown on such returns and reports to be due and payable have been paid in full. To the best of Seller's knowledge, all of such returns, reports and estimates are true and complete in all respects. To the best of Seller's knowledge, Seller has withheld all tax required to be withheld under applicable federal and state of North Dakota laws and regulations, and such withholdings have either been paid to the proper Governmental Authority or set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of Seller, as the case may be.

                        (ii) To the best of Seller's knowledge, there are, and after the date of this Agreement will be, no tax deficiencies (including penalties and interest) of any kind assessed against or relating to Seller or the Assets with respect to any taxable periods ending on or before, or including, the Closing Date of a character or nature that would result in any Encumbrance or claims on any of the Assets or on Buyer's title or use of the Assets or that would result in any claim against Buyer.

                        (iii) There is no action, suit, proceeding, audit, investigation or claim pending or, to the knowledge of Seller, threatened in respect of any Taxes for which Seller may become liable, nor has any deficiency or claim for any such Taxes been proposed, asserted or, to the knowledge of Seller, threatened. There is no Contract, waiver or consent providing for an extension of time with respect to the assessment or collection of any Taxes against Seller.

                (i) FCC Matters. Seller holds the FCC Licenses listed and described by Seller in Exhibit 1.01(b). Such FCC Licenses constitute all of the licenses, permits and authorizations from the FCC that are required for the business and operations of its Stations as they are currently operated. Such FCC Licenses are valid and in full force and effect through the dates set forth in Exhibit 1.01(b), unimpaired by any condition which would have a material adverse effect on the business or operations of the Stations. No application, action or proceeding is pending for the renewal or modification of any of Seller's FCC Licenses, and, except for actions or proceedings affecting television broadcast stations generally, no application, complaint, action or proceeding is pending or, to Seller's knowledge, threatened that may result in the (a) revocation, modification, non-renewal or suspension of any of such FCC Licenses, (b) issuance of a cease-and-desist order, (c) denial of an application for renewal or (d) imposition of any administrative or judicial sanction with respect to any of the Stations. There is not now issued or outstanding or, to Seller's knowledge, threatened, any investigation, proceeding, notice of violation or material complaint against Seller at the FCC. Seller has no knowledge of any facts, conditions or events relating to Seller or its Stations that would reasonably be expected to cause the FCC to deny the assignment of the FCC Licenses as provided for in this Agreement.

                (j) The Contracts and other intangible assets to be transferred or assigned to Buyer under this Agreement are and will, on the Closing Date, be in full force and effect and on the Closing Date there will be no leases or agreements relating to the Stations (not including this Agreement) which will be binding on Buyer other than those specifically identified herein as assumed by Buyer. True and correct copies of all the written leases and other Contracts have been delivered to Buyer prior to the execution of this Agreement together with Summary Statements with respect to any oral commitments, if any. Seller represents and warrants that Seller has complied in all material respects with the provisions of all such Contracts and commitments and is not, and at the time of Closing will not be in material default under any of them, that said leases and other Contracts will be in full force and effect at the time of Closing unless by their terms they expire prior thereto, that other than the Station Contracts set forth and described in Exhibits 1.01(c), (d) and (e), Seller has no other presently existing Contracts or commitments, oral or written, relating to the Stations, or Assets including, but not by way of limitation, any collective bargaining or employment contracts. Seller has not entered into any Contract or any amendment or modification which waives any of its rights under any Station Contract. The unperformed obligations ascertainable from the terms on the face of the Station Contracts (and such amendments or modifications thereto), are the only existing unperformed obligations thereunder. Seller has no reason to believe that the network affiliation agreements described in Exhibit 1.01(e) will not be renewed by the applicable network. Each Station is in compliance in all material respects with the terms of the applicable network affiliation agreement and broadcasts, in full, all programming, advertising and other material required to be broadcast pursuant to the terms of any such network affiliation agreement.

                (k) Until Closing, Seller shall keep the Assets insured to full insurable value against loss or damage by fire or from other causes customarily insured against by other Stations similarly situated.

                (l) To the best of Seller's knowledge, Seller is in compliance in all material respects with Laws applicable to Seller, to the Assets, to the Stations and to its businesses and operations. Seller has obtained and holds all material permits, licenses and approvals (none of which has been modified or rescinded and all of which are in full force and effect) from all Governmental Authorities necessary in order to conduct the operations of the Stations as presently conducted and to own, use and maintain the Assets.

                (m) Attached hereto as Exhibit 6.01(m) are (i) unaudited operating statements of each Station as of the end of the fiscal year ending December 31 in each of 1995, 1996 and 1997, (ii) unaudited operating statements of each Station for the three (3) month period ending March 31, 1998, (iii) compiled balance sheets (final audited numbers less non-TV assets and liabilities) and operating statements of each Station as of the end of the fiscal year ending December 31 in each of 1995, 1996 and 1997 and as of and for the two (2) month period ending February 28, 1998. All of the financial statements referred to in this Section or furnished to Buyer after the date hereof pursuant to this Agreement: (A) are in accordance with the books and records of each Station, (B) present fairly and accurately the fixed and tangible asset base of the Stations as of the respective dates and the results of operations of the Stations for the respective periods indicated, and (C) have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior accounting periods (except that none of the statements contain all footnotes required under generally accepted accounting principles). Exhibit 6.01(m) sets forth all material changes in accounting methods (for financial accounting purposes) during the time periods covered by the financial statements attached as Exhibit 6.01(m) hereto. To the best of Seller's knowledge, there exists no Liabilities of any Station relating to, or arising out of, the business or operations of the Stations, except for the Liabilities set forth on the balance sheets of the Stations as of February 28, 1998, and Liabilities incurred since February 28, 1998 in the Ordinary Course of Business.

                (n) Since December 31, 1997, there has been no material adverse change in the business, operations, prospects, condition (financial or otherwise), Assets or Liabilities of the Stations and Seller has conducted its Stations diligently and substantially in the manner heretofore conducted and only in the Ordinary Course of Business, and Seller has not (i) incurred loss of, or significant injury to, any of the Assets as the result of any fire, explosion, flood, windstorm, earthquake, labor trouble, riot, accident, act of God or public enemy or armed forces, or other casualty; (ii) incurred, or become subject to, any Liability, except current Liabilities incurred in the Ordinary Course of Business; (iii) discharged or satisfied any Encumbrance or paid any Liability other than current Liabilities in the Ordinary Course of Business; (iv) mortgaged, pledged or subjected to any Encumbrance any of its Assets; (v) sold, exchanged, transferred or otherwise disposed of any of its Assets, or canceled any debts or claims; (vi) written down the value of any Assets or written off as uncollectible any accounts receivable, except write-downs and write-offs in the Ordinary Course of Business, none of which, individually or in the aggregate, are material; (vii) entered into any transactions other than in the Ordinary Course of Business; (viii) made any material change in any method of accounting or accounting practice; or (ix) made any agreement to do any of the foregoing.

                (o) Except for the Excluded Assets, the Assets include all of the assets and rights required for the continued operation of each of the Stations as presently operated. Except for the Excluded Assets, the Assets constitute all of the properties and assets used or held for use in the operation and business of each of the Stations. Except for leased or licensed Assets, Seller is the sole and exclusive legal and equitable owner of, and has good title to, the Assets free and clear of any Encumbrances, except for and subject only to (i) liens for taxes not yet due and payable, and (ii) those Encumbrances listed in Exhibit 6.01(o) which shall be discharged and removed prior to the Closing Date. At the Closing, Buyer shall acquire good title to, and all right, title and interest in and to the Assets, free and clear of all Encumbrances.

                (p)  Real Property.

                        (i) Exhibit 6.01(p) sets forth a list and description of all Real Property owned, leased, occupied or used by the Stations, which list specifies (A) the use made of such Real Property by the Stations in the business and operations of the Stations, and (B) the owner of each parcel thereof. All such Real Property is suitable and adequate for the uses for which it is currently devoted.

                        (ii) Seller is the sole owner of good, valid, fee simple, marketable title to the Real Property owned by it, including, without limitation, all buildings, structures, fixtures and improvements thereon in each case free and clear of all Encumbrances.

                        (iii) Exhibit 6.01(p) lists all leases and subleases pursuant to which any of the Real Property is occupied or used in the operation of the Stations by Seller. Seller is the owner and holder of all the leasehold interests purported to be granted by such leases and subleases, in each case free and clear of all Encumbrances. Exhibit 6.01(p) also sets forth a list and description of all real property leases and subleases pursuant to which Seller or the owner of the KFYR Studio Site is a lessor or sublessor (the "KFYR Leases"), which list specifies the use made of such real property by the lesses and sublesses thereunder. Each lease and sublease listed on Exhibit 6.01(p) is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, the respective parties thereto and grants the leasehold interest it purports to grant free and clear of all Encumbrances. The parties thereto have complied with all of the material provisions of such leases and subleases and are not in default thereunder in any material respect, and there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default.

                        (iv) To the best of Seller's knowledge, all buildings, structures, fixtures and other improvements on the Real Property are in good repair, free of defects, and fit for the uses to which they are currently devoted. To the best of Seller's knowledge, all Real Property and such buildings, structures, fixtures and improvements on the Real Property conform, including usage by Seller, with all applicable contractual requirements and building, zoning, subdivision, environmental, land-use, fire and other Laws pertaining to or affecting such Real Property. All notices or orders to Seller to correct violations of Laws issued by any Governmental Authority having jurisdiction against or affecting any of the Real Property have been complied with.

                        (v) To the best of Seller's knowledge, none of the Real Property or any leasehold interest in the Real Property is subject to any Contract or other restriction of any nature whatsoever (recorded or unrecorded) preventing or limiting Seller's right to convey or to use it.

                        (vi) No portion of the Real Property or any building, structure, fixture or improvement thereon is the subject of, or affected by, any condemnation, eminent domain or inverse condemnation proceeding currently instituted or pending, and Seller has no knowledge that any of the foregoing are, or will be, the subject of, or affected by, any such proceeding.

                        (vii) The Real Property has direct and unobstructed access to a public right-of-way and to adequate electric, gas, water, sewer and telephone lines, all of which are adequate for the uses to which the Real Property is currently devoted and intended to be devoted.

                        (viii) The buildings, structures, fixtures and improvements on each parcel of the Real Property lie entirely within the boundaries of such parcel of the Real Property as specified in the legal description set forth in Exhibit 6.01(p), and, to the best of Seller's knowledge, there are no encroachments on the Real Property.

                        (ix) On the Closing Date, no tangible assets, except for the Excluded Assets and mobile equipment, used or useful in the business and operations of the Stations by Seller will be located on any real property not included in the Real Property.

                (q) To the best of Seller's knowledge, all tangible Assets are in good operating condition and repair, free of defects, and are suitable, adequate and fit for the uses for which they are intended or are being used; and such Assets and the present use thereof do not violate in any material respect any applicable licenses, statutes, engineering standards or building, fire, zoning, health and safety Laws.

                (r) Exhibit 6.01(r) contains a true, correct and complete listing of all Intellectual Property owned or licensed by or registered in the name of Seller or used or held for use in the business and operations of the Stations, all of which are transferable to Buyer and all required consents on the part of any other person necessary to validate the transfer to Buyer of such Intellectual Property have been obtained. Seller pays no royalty to anyone with respect to the Intellectual Property and has the right to bring action for the infringement thereof. Seller owns or possesses all rights to use all such Intellectual Property necessary to the conduct of the business of the Stations. Seller does not have any knowledge and Seller has not received any notice to the effect that any service rendered by Seller relating to the business of the Stations may infringe on any Intellectual Property right or other legally protectable right of another. Seller has the right to the use of the call letters of the Stations pursuant to the rules and regulations of the FCC, except that the call letters "KFYR" are also be subject to use by KFYR-AM licensed to Bismarck, North Dakota.

                (s) All returns, reports and statements relating to the Stations currently required to be filed by Seller with the FCC or any other Governmental Authority have been filed and complied with and to the best of Seller's knowledge are true, correct and complete in all material respects.
All such reports, returns and statements shall continue to be filed on a current basis until the Closing Date, and to the best of Seller's knowledge will be true, correct, and complete in all material respects. All documents required by the FCC's rules to be placed in the Stations' public files have been placed and are being held in such files. All logs and business records relating to the business and operations of the Stations, including without limitation, political and public files, program, operating and maintenance logs, equipment performance measurements, policies or evidence of insurance, licenses, payroll, social security and withholding tax returns and other records pertaining to the business and operations of the Stations have been maintained in all material respects in accordance with good business practices and the rules and regulations of the FCC and are in the possession of Seller at the Stations.

                (t) For each Station, Exhibit 6.01(t) sets forth a true and complete list of all Program Contracts, copies of which have been provided to Buyer. The Program Contracts have been scheduled and broadcast in the Ordinary Course of Business. Seller has the right to broadcast on KMOT-TV, KQCD-TV and KUMV-TV, all of the programming described in the Programming Contracts listed in Exhibit 6.01(t) for KFYR-TV.

                (u) Except as set forth in Exhibit 6.01(u), there are no strikes, work stoppages, grievance proceedings, union organization efforts, or other controversies pending or, to the best of Seller's knowledge, threatened between Seller and (i) any of their respective current or former station employees or agents, or (ii) any union or collective bargaining unit representing such station employees. To the best of Seller's knowledge, Seller has complied and is in compliance in all respects with Laws relating to the employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration and the withholding of income taxes, unemployment compensation, worker's compensation, employee privacy and right to know and social security contributions. Except as set forth in Exhibit 6.01(u) hereto, there are no collective bargaining agreements, employment agreements between Seller and any of its employees or professional service Contracts not terminable at will relating to the Stations or the business and operations thereof. The consummation of the transactions contemplated hereby will not cause Buyer to incur or suffer any Liability relating to, or obligation to pay, severance, termination, or other payments to any person or entity. Except as set forth in Exhibit 6.01(u) hereto, no employee of Seller has any contractual right to continued employment by Seller following consummation of the transactions contemplated by this Agreement. Exhibit 6.01(u) sets forth a true and complete list dated as of March 31, 1998, of all employees of Seller by Stations and for each employee his or her respective position, title, salary, date of hire, date of last review and accrued vacation and sick days, and all information with respect to all benefit plans or policies, bonus plans, commissions, severance plans or policies, compensation arrangements or other benefits provided to such employees.

                (v)  Environmental Matters.

                        (i) To the best of Seller's knowledge, Seller has complied and is in compliance with, and the Real Property and all improvements thereon are in compliance with, all Environmental Laws.

                        (ii) There are no pending or, to the knowledge of Seller, threatened actions, suits, claims, legal proceedings or other proceedings based on any of the actions or events described in clauses (A) through (E) below, and neither Seller nor any officer thereof has directly or indirectly received any notice of any complaint, order, directive, citation, notice of responsibility, notice of potential responsibility, or information request from any Governmental Authority or any other person or entity or knows or suspects any fact(s) which might form the basis for any such actions or notices arising out of or attributable to: (A) the current or past presence at any part of the Real Property of Hazardous Materials or any substances that pose a hazard to human health or an impediment to working conditions; (B) the current or past release or threatened release into the environment from the Real Property (including, without limitation, into any storm drain, sewer, septic system or publicly owned treatment works) of any Hazardous Materials or any substances that pose a hazard to human health or an impediment to working conditions; (C) the off-site disposal of Hazardous Materials originating on or from the Real Property or the businesses or Assets of Seller; (D) any facility operations or procedures of Seller which do not conform to requirements of the Environmental Laws; or (E) any violation of Environmental Laws at any part of the Real Property or otherwise arising from Seller's activities involving Hazardous Materials.

                        (iii) Seller has been duly issued, and currently has and will maintain through the Closing Date, all permits, licenses, certificates and approvals required under any Environmental Law, if any. A true and complete list of such permits, licenses, certificates and approvals, all of which are valid and in full force and effect, is set out in Exhibit 6.01(v). Except in accordance with such permits, licenses, certificates and approvals, there has been no discharge of any Hazardous Materials or any other material regulated by such permits, licenses, certificates or approvals.

                        (iv) The Real Property contains no underground storage tanks, or underground piping associated with such tanks, that are used by Seller currently or, to the best of Seller's knowledge, by any prior owner in the past, for Hazardous Materials except as disclosed in Exhibit 6.01(v)(iv), and no portion of the Real Property is or has been used as a dump or landfill or consists of or contains filled in land or wetlands. Neither PCBs nor asbestos containing materials are present on or in the Real Property except as disclosed in Exhibit 6.01(v)(iv).

                        (v) Seller has furnished to Buyer accurate and complete information pertaining to the environmental history of the Real Property and the operations of Seller, including without limitation, all environmental assessments.

                        (vi) To the best of Seller's knowledge, the operation of the Stations does not cause or result in exposure of workers or the general public to levels of radio frequency radiation in excess of the "Radio Frequency Protection Guides" recommended in "American National Standard Safety Levels with Respect to Human Exposure to Radio Frequency Electromagnetic Fields 300 kHz to 100 gHz" (ANSI C95.1-1982), issued by the American National Standards Institute, and renewal of the FCC Licenses would not constitute a "major action" within the meaning of Section 1.1301, et seq., of the FCC's rules.

              (w) Exhibit 6.01(w) contains a list and brief summary of all policies of title, property, fire, casualty, liability, life, worker's compensation, libel and slander, and other forms of insurance of any kind relating to the Assets or the business and operations of the Stations and owned or held by Seller. All such policies: (i) are in full force and effect; (ii) are sufficient for compliance in all material respects by Seller with all requirements of Law and of all agreements to which Seller is a party; (iii) are valid, outstanding, and enforceable policies; and (iv) insure against risks of the kind customarily insured against and in amounts customarily carried by corporations similarly situated and provide adequate insurance coverage for the Assets and the Stations (including the business and operations thereof).

              (x) Except as set forth in Exhibit 6.01(x) attached hereto, Seller is not now, and during the past two (2) years has not been, a party, directly or indirectly, to any material contract, lease, arrangement or transaction, whether for the purchase, lease or sale of property, for the rendition of services or otherwise, with any officer, director, employee or shareholder of Seller. None of the transactions involving Seller which are identified in Exhibit 6.01(x) contains terms and conditions which are in the aggregate significantly less favorable to Seller than as would be obtained in a comparable arm's length transaction or is a transaction which would not have occurred but for the relationship between the parties. There are no, and at no time prior to the Closing Date will there be any, Affiliates of Seller.

        6.02  REPRESENTATIONS AND WARRANTIES OF BUYER.

              Buyer hereby represents and warrants to Seller as follows:

              (a) Buyer is a corporation duly organized, validly existing and in good standing under the applicable laws of the State of Delaware, and has all requisite power and authority to own, operate and lease its properties, to carry on its business as now being conducted and to enter into this Agreement and perform its obligations hereunder.

              (b) The execution and delivery of this Agreement by Buyer has been duly and validly authorized and approved by all necessary action, and this Agreement is valid and binding upon Buyer in accordance with its terms.

              (c) The execution and carrying out of this Agreement and the compliance with the provisions hereof by Buyer will not violate any provision of law, will not, with or without the giving of notice and/or the passage of time, conflict with or result in any breach of any of the terms or conditions of, or constitute a default under any indenture, mortgage agreement or other instrument to which Buyer is a party or by which it is bound, and will not result in the creation of any lien, charge or encumbrance upon Buyer's assets.

              (d) No representation or warranty of Buyer, or any statement or certificate furnished by Buyer to Seller hereunder or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statement contained therein not misleading (except to the extent that such statements are made in reliance on Seller's representations and warranties).

              (e)(i) To Buyer's knowledge, Buyer is, and pending Closing will use commercially reasonable efforts to remain legally, technically, financially and otherwise qualified under the Communications Act and all rules, regulations and policies of the FCC to acquire and operate the Stations. To Buyer's knowledge, there are no facts or proceedings which would reasonably be expected to disqualify Buyer under the Communications Act or otherwise from acquiring or operating any of the Stations or would cause the FCC not to approve the assignment of the FCC Licenses to Buyer. Buyer has no knowledge of any fact or circumstance relating to Buyer or any of Buyer's affiliates that would reasonably be expected to (a) cause the filing of any objection to the assignment of the FCC Licenses to Buyer, or (b) lead to a delay in the processing by the FCC of the applications for such assignment. To Buyer's knowledge, except for a waiver to continue to operate certain of the Stations as satellites of KFYR-TV, no waiver of any FCC rule or policy is necessary to be obtained for the grant of the applications for the assignment of the FCC Licenses to Buyer, nor, to Buyer's knowledge, will processing pursuant to any exception or rule of general applicability be requested or required in connection with the consummation of the transactions herein.

                        (ii) To Buyer's knowledge, the acquisition, ownership and operation of the Stations by Buyer will be in compliance with all Antitrust Laws and all rules, regulations, policies and guidelines of the Federal Trade Commission ("FTC") and the Department of Justice ("DOJ"). Buyer is not aware of any facts or proceedings which would reasonably be expected to (a) result in a violation of any Antitrust Laws by Buyer in connection with the consummation of the transactions contemplated herein, (b) prevent or restrict Buyer from acquiring, owning or operating any of the Stations, or (c) cause of the FTC and/or the DOJ to file a civil antitrust complaint or otherwise challenge or seek to enjoin the acquisition of the Stations by Buyer. Buyer has no knowledge of any fact, condition, event, or other circumstance relating to Buyer or Buyer's affiliates that would reasonably be expected to (a) cause the filing of any complaint based on the Antitrust Laws seeking to enjoin the acquisition of the Stations by Buyer, or (b) lead to an extension of the thirty
(30) day waiting period under the HSR Act.

                (f) Buyer will have available on the Closing Date sufficient funds to enable it to consummate the transactions contemplated hereby.

        6.03  BROKERS.

              Any commissions payable for brokerage fees to Seller's Broker in connection with this Agreement shall be the obligation of Seller. Seller represents to Buyer that, except for the brokerage fees payable to Seller's Broker (which fees are solely the responsibility of Seller), Seller has not engaged, or incurred any unpaid liability (for any brokerage fees, finders' fees, commissions or otherwise) to, any broker, finder or agent in connection with the transactions contemplated by this Agreement; Buyer represents to Seller that Buyer has not engaged, or incurred any unpaid liability (for any brokerage fees, finders' fees, commissions or otherwise) to, any broker, finder or agent in connection with the transactions contemplated by this Agreement; and Seller agrees to indemnify Buyer, and Buyer agrees to indemnify Sellers, against any claims asserted against the other parties for any such fees or commissions by any person purporting to act or to have acted for or on behalf of the indemnifying party. Notwithstanding any other provision of this Agreement, this representation and warranty shall survive the Closing without limitation and shall not be subject to any limitation contained in Section 10.04.


                                   ARTICLE 7
                           CONDITIONS TO OBLIGATIONS

        7.01  CONDITIONS TO THE OBLIGATIONS OF BUYER.

              The obligation of Buyer to perform or fulfill or carry out its agreements, undertakings and obligations herein made or expressed to be performed, fulfilled or carried out on or after the date hereof and on or before Closing Date is and shall be subject to fulfillment of or compliance with, on the date hereof and on or before Closing Date, the following conditions precedent, any of which may be waived by Buyer:

              (a) Seller's representations and warranties contained in this Agreement shall be true in all material respects as though such representations and warranties were made on and as of the Closing Date; Seller shall have performed and complied in all material respects with all agreements required by this Agreement to be performed or complied with by it prior to or on the Closing Date, and Buyer shall have been furnished with a certificate from Seller dated as of the Closing Date, certifying to the fulfillment of the foregoing conditions.

              (b) There shall not have been instituted by any third party any suit or proceeding to restrain or invalidate this transaction or seeking damages from or to impose obligations upon Buyer as a result of this transaction which, in Buyer's good faith judgment, based upon the advice of counsel, a copy of which shall be delivered to Seller, would involve expense or lapse of time that would be materially adverse to Buyer's interests. There shall not have been suffered any casualty or loss, whether or not covered by insurance, which materially and adversely affects the Stations and/or the Assets.

                (c) Buyer shall have been furnished with an opinion of Seller's counsel dated as of the Closing Date to the effect that:

                        (1) Seller is duly organized and existing under the laws of the state of its formation;

                        (2) Seller has the requisite power and authority to execute, deliver and perform this Agreement and to convey, assign, transfer and deliver the assets being purchased pursuant to this Agreement;

                        (3) Any proceedings required to be taken by Seller to authorize Seller to execute, deliver and perform this Agreement and to convey, assign, transfer and deliver to Buyer the assets being purchased hereunder have been duly and properly taken;

                        (4) This Agreement is the legal, valid and binding obligation of Seller enforceable as to Seller in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting the enforcement of creditors' rights;

                        (5) The instruments executed and delivered by Seller to Buyer at the closing pursuant to this Agreement have been duly and validly executed by Seller.

                (d) There shall have been no material adverse change in the financial condition, results of operations, assets or property or business of the Stations between the date hereof and the Closing Date, and the business of Seller and the Stations shall have been conducted between the date hereof and the Closing Date in the ordinary course of business consistent in all material respects with past practices.

                (e) Seller shall have obtained all consents, authorizations, and approvals from all Persons, Governmental Authorities, and other entities as are necessary for the consummation of the purchase and sale of the Assets, including, without limitation, the consent of the FCC.

                (f) Seller shall have delivered to Buyer all Contracts, agreements, instruments and documents required to be delivered by Seller to Buyer pursuant to Section 5.02.

                (g) The FCC Order shall have become a Final Order with respect to each of the Stations.

                (h) Buyer shall have received the Title Insurance Commitment with respect to the Real Property described in Exhibit 1.01(f).

                (i) All applicable waiting periods under Hart-Scott-Rodino shall have expired or terminated.

                (j) Seller and Judith Ekberg Johnson shall have executed and delivered to Buyer a noncompetition agreement in form and substance reasonably satisfactory to Buyer providing that neither will engage in the ownership or operation of a television station within North Dakota for a period ending two
(2) years after the Closing Date. The parties acknowledge and agree that One Thousand Dollars ($1,000) of the Purchase Price shall be allocated to the non-compete.

                (k) Seller shall have acquired good and marketable title to the KFYR Studio Site and KFYR Leases, free and clear of all Encumbrances, or, in the alternative, the owner of the KFYR Studio Site and KFYR Leases shall be conveying all of its right title and interest in and to the KFYR Studio Site and KFYR Leases to Buyer on the Closing Date pursuant to a real estate purchase agreement and conveyance documents in forms and substance reasonably satisfactory to Buyer.

                (l) The owner of the KFYR Studio Site shall have entered into a written lease with the KFYR-AM and KYYY-FM radio stations on terms and conditions reasonably satisfactory to Buyer, which lease shall be freely assignable by such owner to Buyer.

                (m) If required by applicable Laws, Seller shall have effectuated a legal subdivision of the Excluded Parcel from the Real Property being conveyed to Buyer. Seller shall bear all costs, if any, and shall obtain all necessary approvals required for, such subdivision.

        7.02  CONDITIONS TO THE OBLIGATIONS OF SELLER.

              The obligation of Seller to perform or fulfill or carry out their agreements, undertakings and obligations herein made or expressed or to be performed, fulfilled or carried out on or after the date hereof is and shall be subject to fulfillment of or compliance with, on the Closing Date, the following conditions precedent, any of which may be waived by Seller:

                (a) Buyer's representations and warranties contained in this Agreement shall be true in all material respects; Buyer shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date, and Seller shall have been furnished with a certificate from Buyer dated as of the Closing Date, certifying to the fulfillment of the foregoing conditions.

                (b) There shall not have been instituted by any third party any suit or proceeding to restrain or invalidate this transaction or seeking damages from or to impose obligations upon Seller as a result of this transaction which in Seller's good faith judgment, based upon the written advice of counsel, a copy of which shall be delivered to Buyer, would involve expense or lapse of time that would be materially adverse to Seller's interests.

                (c) Buyer shall have obtained from all persons, firms, governmental agencies, or other entities all such material consents, approvals, licenses, or other authorizations as may be necessary for Buyer to consummate the transactions contemplated herein.


                                   ARTICLE 8
                             TERMINATION; REMEDIES

        8.01  TERMINATION.

                This Agreement may be terminated at any time prior to the Closing by:

                (a)  the mutual consent of Seller and Buyer;

                (b) Either Buyer or Seller, by written notice of termination delivered to the other, if (i) the FCC Order for each Station has not become a Final Order and/or the Closing has not occurred within twelve (12) months after the date of this Agreement; provided, however, that the failure of the FCC Orders to become Final Orders or the failure of the Closing to have occurred within twelve (12) months of the date of this Agreement shall not be attributable to the breach of this Agreement by the party seeking termination under this Section 8.01(b), or (ii) the FCC designates the applications contemplated by Section 3.01 for an evidentiary hearing;

                (c) Buyer, by written notice of termination delivered to Seller, if the FCC fails to continue the existing satellite waivers or issues any order in connection with the applications contemplated by Section 3.01 with conditions which are materially adverse to Buyer (except any such conditions expressly accepted by Buyer in writing);

                (d)  Seller, pursuant to Section 8.03 and by Buyer pursuant to
Section 8.04; and

                (e) Buyer, by written notice of termination delivered to Seller, if (i) Seller shall not have delivered a complete set of the Seller Exhibits (and supporting materials) by May 4, 1998 or (ii) at any time prior to the end of the Exhibit Review Period pursuant to Section 9.01(p).

        8.02  EFFECT OF TERMINATION.


                In the event this Agreement is terminated as provided in
Section 8.01, Buyer shall receive the immediate return of the Letter of Credit or any funds drawn therefrom and this Agreement shall be deemed null, void and of no further force or effect, and the parties hereto shall be released from all future obligations hereunder; provided, however, that the obligations of Buyer and Seller set forth in Sections 3.02, 3.04 and 3.05 (with respect to the payment of costs, fees and expenses) and Section 12.02 (with respect to confidentiality), shall survive such termination and the parties hereto shall have any and all remedies to enforce such obligations provided at law or in equity or otherwise (including, without limitation, specific performance).

        8.03  DEFAULT BY BUYER.

                If Buyer shall default in the performance of its obligations under this Agreement or if, as a result of Buyer's action or failure to act, the conditions precedent to Seller's obligation to close specified in Section
7.02 are not satisfied, and such default, action or failure to act is not cured within a reasonable amount of time not to exceed thirty (30) days after notice thereof from Seller, and provided that Seller shall not then be in default in the performance of Seller's obligations hereunder, Seller shall be entitled, by written notice to Buyer, to terminate this Agreement, and as Seller's sole remedy under this Agreement, to the Deposit by drawing on the Letter of Credit in accordance with the terms of the Deposit Escrow Agreement as liquidated damages, and upon such payment Buyer shall be discharged from all further liability under this Agreement; provided, however, that if such default, action or failure to act is not capable of being cured within thirty (30) days in the reasonable determination of Seller, then the foregoing thirty (30) day cure period shall not apply and Seller shall be entitled to exercise its rights under this Section 8.03 following such determination.

        8.04  DEFAULT BY SELLER.

                If Seller shall default in the performance of Seller's obligations under this Agreement, or if, as a result of Seller's action or failure to act, the conditions precedent to Buyer's obligation to close specified in Section 7.01 are not satisfied and such default, action or failure to act is not cured within a reasonable amount of time not to exceed thirty
(30) days after notice thereof from Buyer, and provided that Buyer shall not then be in default in the performance of Buyer's obligations hereunder, Buyer shall be entitled, at Buyer's sole option:

                (a) to require Seller to consummate and specifically perform the sale in accordance with the terms of this Agreement, if necessary through injunction or other court order or process; or

                (b) by written notice to Seller, to terminate this Agreement to receive the immediate return of the Letter of Credit, and to pursue any other remedies Buyer has at law or in equity or otherwise; provided, however, that if such default, action or failure to act is not capable of being cured within thirty (30) days in the reasonable determination of Buyer, then the foregoing thirty (30) day cure period shall not apply and Buyer shall be entitled to exercise its rights under this Section 8.04 following such determination.

        8.05  SPECIFIC PERFORMANCE.

                Seller and Buyer acknowledge that the Assets to be sold and delivered to Buyer pursuant to this Agreement are unique and that Buyer has no adequate remedy at law if Seller shall fail to perform any of its obligations hereunder, and Seller therefore confirms and agrees that Buyer's right to specific performance is essential to protect the rights and interests of Buyer. Accordingly, in addition to any other remedies which Buyer may have hereunder or at law or in equity or otherwise and provided that Buyer is not in default in any material respect of any of its obligations hereunder, Seller hereby agrees that Buyer shall have the right to have all obligations, undertakings, agreements and other provisions of this Agreement specifically performed by Seller and that Buyer shall have the right to obtain an order or decree of such specific performance in the United States District Court for the District of North Dakota or any North Dakota state district court.

        8.06  LIQUIDATED DAMAGES.

                Seller and Buyer have provided for the amount of the Deposit to be liquidated damages as the sole and exclusive remedy for Seller after having considered carefully the anticipated and actual harms and losses that would be incurred if Buyer defaults and thus fails to perform its obligations to consummate the transactions contemplated hereunder, the difficulty of ascertaining at this time the actual amount of damages, special and general, that Seller will suffer in such event, and the inconvenience or nonfeasibility of otherwise obtaining an adequate remedy in such event.

        8.07  RETURN OF LETTER OF CREDIT.

                In the event this Agreement shall not be consummated for any reason other than as specified in Section 8.03, Buyer shall be entitled to receive and Buyer and Seller shall cause the immediate return of the Letter of Credit.


                                   ARTICLE 9
                      CONDUCT OF BUSINESS PENDING CLOSING

        9.01  COVENANTS AND AGREEMENTS OF SELLER.

                Seller warrants and agrees that, pending Closing:

                (a) Seller's assets, business, and operations being sold hereunder will be conducted only in the Ordinary Course of Business, including supplying all products and services required by them but not disposing of any Assets except in the Ordinary Course of Business and property or equipment of like kind and equivalent value is substituted therefore. No change will be made in the aforementioned policies or practices.

                (b) Except as set forth in Exhibit 9.01(b), there will be no pay increase or any bonus payment or arrangement with any employee or agent of Stations other than normal and customary increases or bonuses pursuant to annual reviews. In addition, Seller shall not enter into or become subject to any employment, labor, union or professional service Contract related to the operations of any Station which is not terminable at will, or any bonus, pension, insurance, profit sharing, incentive, deferred compensation, severance pay, retirement, hospitalization employee benefit or other similar plan covering any employees of the Stations.

                (c) Seller will use its best efforts to preserve Seller's Stations intact and to preserve for Buyer the good will of its suppliers, employees, subscribers and others having business relations with it.

                (d) There shall be no material changes in any Contracts or commitments, nor shall any new Contracts or commitments be entered into extending beyond the Closing Date without the written consent of Buyer, except for those Contracts and commitments which do not relate to the programming of any Station and which are in amounts less than Fifteen Thousand Dollars ($15,000) individually, and, in the aggregate with all such Contracts and commitments, in an amount less than One Hundred Thousand Dollars ($100,000.00).

                (e) Buyer, its agents and employees, shall have full access, during normal business hours throughout the period prior to Closing, to all of Seller's properties, books, Contracts, commitments and records relating to the Stations (including, without limitation, employee personnel files). In addition, Seller shall deliver to Buyer a copy of the following documents and information relating to the owned Real Property described in Exhibit 1.01(f):
(i) any and all engineering studies, environmental reports, soil boring test results, boundary or topographic surveys; (ii) existing title policies or title reports, along with copies of exceptions referenced therein; and (iii) any and all existing proposed, and proffered conditions and agreements accepted and agreed to by Seller or any predecessor in title to Seller as a condition to development of the owned real property, in Seller's possession or otherwise available to Seller.

                (f) At Closing, Seller shall provide Buyer with a list of all accounts receivable of the Stations. Buyer shall endeavor to collect (without any requirement to litigate or take other enforcement action) all such accounts receivable and remit to Seller sums collected on the accounts receivable every thirty (30) days and shall furnish to Seller a final accounting within one hundred eighty (180) days following Closing. In addition, Buyer shall provide Seller with a listing of all accounts receivable that have not been collected. The uncollected accounts receivable are the property of Seller.

                (g) Seller shall use its best efforts to cause advertisers to use, prior to the Closing Date, the time available under trade-out agreements. Notwithstanding any other provision of this Agreement, Seller will not enter into any new trade-out agreements which exceed Five Thousand Dollars ($5,000) individually or Fifty Thousand Dollars ($50,000) in the aggregate without the prior consent of Buyer. All outstanding positive and negative trade balances of the Stations as of the Closing Date shall be prorated pursuant to Section 2.03(a) hereof.

                (h) Within twenty (20) days after the end of each calendar month prior to Closing, Seller will provide monthly reports to Buyer reflecting the results of operations of the Stations during such month. Such statements shall be prepared in a manner consistent with past practices. Buyer is involved in the television industry and has had the opportunity to view the Stations and ask questions concerning the operation of the Stations and the content of the financial information mentioned herein.

                (i) Pending and prior to the Closing, Seller will not, without the prior written approval of Buyer, do or agree to do any of the following:

                        (A) Change or modify any of Seller's accounting principles or practices or any method of applying such principles or practices;

                        (B) Do or omit to do any act (or permit such action or omission) which will cause a material breach of any Station Contract or any other Contract to which Seller is a party or by which Seller is bound;

                        (C) Take any action which may jeopardize the validity or enforceability of or rights under the FCC Licenses, or under any Station Contract, or which may diminish the value thereof, or which may prevent the satisfaction or fulfillment of a condition precedent hereunder;

                        (D) Program or broadcast any Program Contract, picture, feature film or syndicated program (and the film usage schedules and amortization schedules associated therewith), except in the Ordinary Course of Business; provided, however, in no event shall any of the Stations not broadcast, in full, all programming, advertising and other material required to be broadcast pursuant to the terms of any affiliation agreement with such network;

                        (E) Take any action or fail to take any action which would cause any of the representations, warranties or covenants contained herein to be untrue, incorrect or incapable of being performed or satisfied on the Closing Date; or

                        (F) Enter any transactions with any officer, director, employee or shareholder of Seller, including, without limitation, any renewal, extension, modification or other change in, any existing Contract to which any such Person is a party or any other transaction involving any such Person.

                (j)  Pending and prior to the Closing Date, Seller will:

                        (A)(i) Pay or otherwise satisfy all obligations (cash and barter) of the Stations as they come due and payable; (ii) maintain all Assets in customary repair, order and condition; and (iii) maintain their books of account, records, and files in substantially the same manner as heretofore;

                        (B) Maintain the validity of the FCC Licenses, and comply in all material respects with all requirements of the FCC Licenses and the rules and regulations of the FCC;

                        (C) Use best efforts to maintain in full force and effect Seller's present network affiliation agreements for the Stations (and any and all modifications and renewals thereof);

                        (D) Pay and perform its obligations under the Station Contracts and under any additional agreements that shall be entered into between the date hereof and the Closing pursuant to Section 9.01(d), in accordance with the respective terms and conditions of such Contracts;

                        (E)  Pay or discharge when due and payable all Taxes;

                        (F) Take all corporate action (including, without limitation, all shareholder action) under the Laws of North Dakota necessary to effectuate the transactions contemplated by this Agreement and by the other Seller Documents;

                        (G) Maintain in full force and effect all of their existing casualty, liability, and other insurance through the day following the Closing Date in amounts not less than those in effect on the date hereof;

                        (H) Upon receiving notice or otherwise becoming aware of any violation relating to the FCC Licenses, any violation by Seller or the Stations of any rules and regulations of the FCC, or any material violations under any other applicable Laws, promptly notify Buyer and, at Seller's expense, cure all such violations prior to the Closing Date;

                        (I) Promptly notify Buyer in writing if any Station ceases to broadcast at its authorized power for more than forty-eight (48) consecutive hours. Such notice shall specify the reason or reasons for such cessation and the corrective measures taken or to be taken by Seller; and

                        (J) Give prompt written notice to Buyer of (a) the occurrence, or failure to occur, of any event that would be likely to cause any of Seller's representations or warranties contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing Date, and (b) any failure on Seller's part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by Seller under this Agreement; provided, however, that such notice shall not operate to cure any breach of the representations, warranties, covenants, conditions or agreements contained herein.

                 (k) Seller and Buyer shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated herein and shall not issue any such press release or make any such public statement without the prior written consent of the other party, which shall not be unreasonably withheld; provided, however, that Buyer may, without the prior written consent of Seller, issue such press release or make such public statement as may be required by Law or any listing agreement with a national securities exchange to which Buyer is a party if it has used all reasonable efforts to consult with Seller and to obtain Seller's consent but has been unable to do so in a timely manner.

                 (l)  Environmental Audits.

                        (i) Within thirty (30) days after the date of this Agreement, Buyer shall have the right to have Phase I environmental audits (the "Phase I Audits") performed on the Real Property by Environmental Strategies Corporation, and to deliver copies of any such Phase I Audits to Seller (the date of receipt of the Phase I Audits by Seller being the "Audit Receipt Date"). Seller shall permit Buyer and the environmental inspection firm to have access to the Real Property for the purpose of conducting such environmental inspections. Buyer and Seller shall each pay one-half (1/2) of the fees and expenses of the environmental inspection firm incurred in connection with preparation of the Phase I Audits; provided that Seller's share shall not exceed Ten Thousand Dollars ($10,000).

                        (ii) In the event that the Phase I Audits indicate that any conditions exist on the Real Property that violate, fail to comply with, or require remediation under, any applicable Environmental Laws, or that suggest that additional testing or investigation may be necessary or appropriate (any such condition, an "Environmental Condition"), then Buyer, during the thirty (30) day period after the Audit Receipt Date (the "Subsequent Audit Period"), may, at its own cost and expense, have any additional environmental investigations as it deems necessary performed on the Real Property on which the Environmental Condition was identified. If any Phase I Audit or any subsequent investigations performed by Buyer and delivered to Seller during the Subsequent Audit Period reveal a Environmental Condition, Seller shall take whatever reasonable remedial actions are necessary to cure such Environmental Condition and to cause the Real Property to be in compliance with applicable Environmental Laws. If Seller shall refuse to take any such remedial action on the grounds that such action would be unreasonable, Buyer shall have the right, at its election, to terminate this Agreement, receive immediate return of the Letter of Credit, and to pursue any remedies Buyer has at law or in equity or otherwise.

                        (iii) In the event that any Environmental Condition has not been remedied to Buyer's reasonable satisfaction prior to the Closing Date, and provided that Seller is diligently taking steps to remedy such Environmental Condition, then the Closing Date shall be delayed for a period of up to thirty (30) days to provide Seller with additional time to remedy such Environmental Condition. If such Environmental Condition is not remedied to Buyer's reasonable satisfaction within such thirty (30) day period, or Buyer determines in good faith that it is not reasonably likely that such Environmental Condition will be remedied within such thirty (30) day period, then Buyer may elect, by written notice to Seller, to terminate this Agreement, in which event the Letter of Credit shall be returned to Buyer regardless of whether Buyer is in default under, or breach of, any of the terms of this Agreement.

                (m) Buyer and its auditors shall be entitled at Buyer's expense to conduct an audit of Seller's financial information as Buyer may reasonably determine is necessary to satisfy Buyer's public company reporting requirements pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934. Seller agrees to cooperate with Buyer and its auditors as reasonably requested by Buyer in connection with the preparation and filing of such financial statements, including providing customary and required confirmations of the financial data as prescribed by generally accepted auditing standards.

                (n) Seller shall use its reasonable best efforts to enter into and consummate a real estate purchase agreement in form and substance reasonably satisfactory to Buyer, pursuant to which Seller shall acquire good and marketable title to the KFYR Studio Site and KFYR Leases prior to Closing.

                (o) Within five (5) business days after Buyer's receipt of the final engineering reports for the Stations prepared by Central Tank and Tower, Inc. of Ebensburg, Pennsylvania (the "Engineering Reports"), Buyer shall provide a copy thereof to Seller. As promptly as practicable after Seller's receipt of the Engineering Reports and prior to Closing, Seller shall remedy any conditions identified in the Engineering Reports that are necessary for the Stations to comply with Laws applicable to the ownership and operation of the towers and facilities covered by the Engineering Reports, including, without limitation, the rules and regulations of the FCC and FAA.

                (p) The parties acknowledge that as of the date of this Agreement, the Exhibits referred to herein (other than Exhibits A, B and C) have not been completed (such incomplete Exhibits, the "Seller Exhibits"). Buyer covenants that it shall provide comments to Seller's counsel on the initial drafts of the Seller Exhibits previously provided to Buyer no later than April 29, 1998. Seller covenants that Seller shall in good faith incorporate Buyer's comments and deliver to Buyer and to Buyer's counsel a revised and complete set of the Seller Exhibits (and copies of all materials identified on the Seller Exhibits, as reasonably required to support the Seller Exhibits or as otherwise requested by Buyer) no later than May 4, 1998. On the date of receipt of the revised Seller Exhibits, an officer of Seller shall certify in writing that the Seller Exhibits (and supporting materials) delivered to Buyer and Buyer's counsel are complete and correct. Buyer shall have a period of five (5) business days following the date of receipt by Buyer and Buyer's counsel of the complete and correct set of the Seller Exhibits (and supporting materials) (the "Exhibit Review Period") to review such Seller Exhibits and to determine in the good faith exercise of Buyer's reasonable business judgment whether the items referenced therein are acceptable to Buyer. If Buyer, after reasonable consultation with Seller, determines that the items referred to in the Seller Exhibits are not acceptable, Buyer shall be entitled to terminate this Agreement pursuant to the terms set forth in Section 8.01(e).

                                 ARTICLE 10
                                  INDEMNITY

        10.01  INDEMNIFICATION BY SELLER.

               Seller agrees from and after the Closing Date to indemnify, defend and to hold Buyer, and Buyer's officers, directors, employees, agents and successors and assigns (each a "Buyer Indemnified Party"), harmless from and against and in respect of any Losses incurred by any such Buyer Indemnified Party from:

               (a) Breach of any representation or warranty or non-fulfillment of any agreement or covenant on the part of Seller under this Agreement or any exhibit or other instrument furnished or to be furnished to Buyer hereunder.

               (b) Any claims made by creditors of Seller relating to the operation of the Stations to the extent not assumed by Buyer hereunder.

               (c) All other Liabilities related to or arising out of the Assets or the business and operations of the Stations for the period prior to the Closing Date.

               (d) Any employment related practices, policies, Contracts, decisions, actions or omissions by Seller for the period ending on the Closing Date with respect to any of Seller's employees or former employees.

               (e) As an inducement to Buyer to waive compliance with the provisions of any applicable bulk transfer laws, Seller covenants and agrees to pay and discharge when due all debts, obligations and liabilities relating to the Stations and/or the Assets except the liabilities assumed by Buyer in accordance with Section 4.01. Seller further agrees to indemnify, defend and hold harmless each Buyer Indemnified Party from and against and in respect of any and all Losses, including without limitation any claims made by creditors, with respect to non-compliance with any bulk transfer law.

        10.02   INDEMNIFICATION BY BUYER.

                Buyer agrees from and after the Closing to indemnify, defend and to hold Seller, and Seller's officers, directors, employees, agents and successors and assigns (each a "Seller Indemnified Party"), harmless from and against and in respect of any Losses incurred by any such Seller Indemnified Party from:

                (a) Buyer's failure to materially perform and discharge all of the obligations and liabilities specifically assumed by it hereunder.

                (b) Any damage or deficiency resulting from any material misrepresentation, breach of warranty, or non-fulfillment of any agreement or covenant on the part of Buyer under this Agreement, or from any material misrepresentation in or material omission from any exhibit or other instrument furnished or to be furnished to Seller hereunder.

        10.03   REMEDIES.

                The remedies provided by this indemnity shall be in addition to, and not in lieu of, any other remedies to which the respective party is entitled at law or in equity for any breach or noncompliance by the other with the provisions of this Agreement.

        10.04   CLAIMS PROCEDURES.

                Seller and Buyer each agrees to give prompt written notice to the other of any claim against the party giving notice which might give rise to a claim by it against the other party hereto based upon the indemnity agreement contained in Sections 10.01 and 10.02 hereof, stating the nature and basis of the claim and the actual or estimated amount thereof. In the event any action, suit or proceeding is brought against Seller or Buyer with respect to which the other party hereto may have liability under the indemnity agreement contained in Sections 10.01 or 10.02 hereof, the indemnifying party shall have the right, at its sole cost and expense, to defend such action in the name and on behalf of the indemnified party and in connection with any such action, suit or proceeding, the parties hereto agree to render to each other such assistance as may reasonably be required in order to insure the proper and adequate defense of any such action, suit or proceeding. The party hereto seeking indemnification hereunder shall not make any settlement of any claim which might give rise to liability to the other party hereto under the indemnity contained in Sections
10.01 or 10.02 hereof without the written consent of such other party, which consent such other party covenants shall not be unreasonably withheld. In any event the indemnifying party shall not be obligated to make any payment pursuant to this indemnity agreement until the aggregate amount of the indemnifying party's liability hereunder for all claims exceeds Twenty-Five Thousand Dollars ($25,000) in the aggregate. In no event shall Seller have any right of contribution against the Stations with respect to any Losses.

        10.05  INDEMNITY DEPOSIT.

               At Closing Seller shall deposit in escrow with United Bank (f/k/a The George Mason Bank) (the "Indemnity Escrow Agent") an original, irrevocable letter of credit (the "Indemnity Letter of Credit") issued for the benefit of Buyer by a financial institution reasonably acceptable to Buyer for an amount equal to Two Million Dollars ($2,000,000), such Indemnity Letter of Credit to be held as security for Seller's indemnification obligations under this Agreement in accordance with the terms and conditions of the Indemnity Escrow Agreement, a form of which is attached hereto as Exhibit C. Buyer and Seller shall cause the Escrowed Property (as defined in the Indemnity Escrow Agreement) to be returned to the Seller one (1) year after the Closing Date, unless there shall be any claims outstanding on such date, in which case the Escrowed Property shall continue to be held by the Indemnity Escrow Agent until such claims are resolved in accordance with the terms and conditions of the Indemnity Escrow Agreement.


                                   ARTICLE 11
                                  RISK OF LOSS

        11.01  RISK OF LOSS.

               The risk of any loss, damage or destruction to any of the Assets to be transferred to Buyer hereunder from fire or other casualty or loss shall be borne by Seller at all times prior to the Closing. Upon the occurrence of any material loss or damage to any of the Assets to be transferred hereunder as a result of fire, casualty, or other causes prior to the Closing, Seller shall notify Buyer of same in writing immediately, stating with particularity the reasonable estimates of the loss or damage incurred, the cause of damage, if known, and the extent to which restoration, replacement and repair of the Assets lost or destroyed is believed reimbursable under any insurance policy with respect thereto. Provided Seller has not repaired, restored or replaced the damaged Assets by the Closing, Buyer shall have the option (but not the obligation) exercisable at the Closing to:

               (a)  terminate this Agreement;

               (b) postpone the Closing until such time as the property has been completely repaired, replaced or restored; or

               (c) elect to consummate the Closing and accept the property in its "then" condition, in which event Seller shall assign to Buyer all rights under any insurance claim covering the loss and pay over to Buyer the proceeds under any such insurance policy heretofore received by Seller with respect thereto.

                                   ARTICLE 12
                                 MISCELLANEOUS

        12.01  BEST EFFORTS.

               Each party hereto agrees to use its best efforts to cause the consummation of the transactions contemplated hereby including, but not limited to, using its best efforts to assure that the conditions to Closing are satisfied.

        12.02  ACCESS.

               Following the date hereof, Seller shall afford to Buyer, through its attorneys, accountants, and authorized representatives, free and full access to the plants, properties, books and records of Seller relating to operation of the Stations on reasonable notice during normal business hours in order to permit Buyer to make such investigation of the business, properties, and operations of Seller as Buyer may deem necessary or desirable. Any information furnished to, or obtained by, any party hereto, its officers, attorneys, accountants, or authorized representatives, as a result of its investigations or otherwise in connection with the transactions herein contemplated shall be treated as confidential information and in the event that the transactions contemplated hereby are not consummated, each party agrees to return to the other party all written information furnished by the other party to it and that it will not use such confidential information, or permit any such confidential information to be made publicly available.

        12.03  NO SOLICITATION.

               Seller agrees that, pending the consummation of the transactions contemplated hereby or prior to the termination of the transactions so contemplated, it will not enter into any arrangement with any other party with respect to the sale or other disposition of the Assets and will not negotiate or otherwise deal with any other person or entity for the purpose of such sale or disposition.

        12.04  EXPENSES.

               Except as otherwise expressly provided for herein, Buyer and Seller shall each pay its own expenses in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby.

        12.05  COLLECTION OF ACCOUNTS RECEIVABLE.

               From and after the Closing Date, Buyer shall have the right and authority to collect all account receivables and to endorse with the name of Seller any checks or drafts received on account of any such items.

        12.06  SURVIVAL.

               Each party hereto covenants and agrees that its representations and warranties contained in this Agreement and in any instrument of sale, assignment, conveyance, and transfer executed and delivered pursuant to this Agreement shall survive the date hereof and the Closing, and such representations contained therein and the duty to indemnify pursuant to Article 10 above shall be of no further force and effect after the end of the twelve
(12) months following the date hereof, except as to breaches theretofore discovered.

        12.07  NOTICES.


               All notices, claims and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered, or mailed first class, postage prepaid, delivered by overnight air courier or transmitted by facsimile transmission addressed as follows:

               (a)  if to Seller:

                    Judith Ekberg Johnson
                    CEO
                    Meyer Broadcasting Company
                    Post Office Box 400
                    Bismarck, North Dakota 58501
                    Fax: (701) 222-1013

                    copy to:

                    Patrick W. Durick
                    Pearce & Durick
                    Attorneys at Law
                    Post Office Box 400
                    Bismarck, North Dakota 58502
                    Fax:  (701) 223-7865

               (b)  if to Buyer:

                    STC Broadcasting, Inc.

                    3839 4th Street North
                    Suite 420
                    St. Petersburg, Florida  33703
                    Attn:  David Fitz
                    Fax:  (813) 821-8092

                    with copies (which shall not constitute notice) to:

                    Hogan & Hartson L.L.P.
                    555 Thirteenth Street, N.W.
                    Washington, D.C.  20004
                    Attn:  William S. Reyner, Jr., Esq.
                    Fax:  (202) 637-5910

                    and to:

                    Hicks, Muse, Tate & Furst Incorporated
                    200 Crescent Court
                    Suite 1600
                    Dallas, Texas  75201
                    Attn:  Lawrence D. Stuart, Jr.
                    Fax:  (214) 720-7888


or at such other address as any party may from time to time furnish to the other party by notice given in accordance with the provisions of this Section. All notices shall be deemed given when mailed or personally delivered in the manner provided in this Section.

        12.08  ENTIRE AGREEMENT; AMENDMENTS; WAIVER.

               This Agreement, together with the Exhibits hereto, contains the entire understanding between the parties hereto concerning the subject matter hereof and may not be changed, modified or altered, except by an agreement in writing executed by the parties hereto. Any waiver by either party of any of its rights under this Agreement or of any breach of this Agreement shall not constitute a waiver of any other rights or of any other or future breach.

        12.09  REMEDIES CUMULATIVE.

               Each and all of the rights and remedies in this Agreement provided, and each and all of the rights and remedies allowed at law in equity in like case, shall be cumulative, and the exercise of one right or remedy shall not be exclusive of the right to exercise or resort to any and all other rights or remedies provided in this Agreement or at law or in equity.

        12.10  ASSIGNMENT.

               This Agreement and all rights and obligations of Buyer may be assigned, either before or after the Closing Date, without the consent of Seller, to an affiliate or subsidiary of Buyer or a limited partnership, the general partner of which is a wholly-owned subsidiary of Buyer, provided that any such assignment shall not relieve Buyer of any of its obligations hereunder.

        12.11  HEADINGS.

               Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement.

        12.12  GOVERNING LAW.

               This Agreement has been executed in, and shall be construed in accordance with and subject to the laws and decisions of the State of North Dakota, applicable to contracts made and to be performed entirely therein. This Agreement may be executed in several counterparts, each of which shall be an original; but such counterparts shall together constitute one and the same instrument.

    IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.


                                    SELLER:

                                    MEYER BROADCASTING COMPANY



                                    By: /s/ Judith Ekberg Johnson
                                       ------------------------------------
                                            Judith Ekberg Johnson
                                    Its:    President


                                    BUYER:

                                    STC BROADCASTING, INC.


                                    By: /s/ David A. Fitz
                                       ------------------------------------
                                    Its:    Chief Financial Officer

                                    ANNEX I

                                  DEFINITIONS


                 "Affiliate" means, with respect to any specified Person, another Person which directly or indirectly controls, is controlled by, or is under common control with, the specified Person.

                 "Antitrust Laws" means the Sherman Act, as amended, the Clayton Act, as amended, the Hart-Scott-Rodino Act, the Federal Trade Commission Act, as amended, and all other federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

                 "Benefit Arrangement" means a benefit program or practice providing for bonuses, incentive compensation, vacation pay, severance pay, insurance, restricted stock, stock options, employee discounts, company cars, tuition reimbursement or any other perquisite or benefit (including, without limitation, any fringe benefit under Section 132 of the Code) to employees, officers or independent contractors that is not a Plan.

                 "Closing Date" means the time and date on which the Closing takes place, as established by Section 5.01.

                 "Code" means the Internal Revenue Code of 1986, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

                 "Communications Act" means the Communications Act of 1934, as amended.

                 "Contract" means any concurrence of understanding and intention between two or more persons (or entities) with respect to their relative rights and/or obligations or with respect to a thing done or to be done, including without limitation, any contract, agreement, lease, arrangement, commitment, or understanding, written or oral, expressed or implied.

                 "Deposit Escrow Agent" means United Bank (f/k/a The George Mason Bank).

                 "Deposit Escrow Agreement" means that certain Escrow Agreement dated as of the date hereof by and among Buyer, Sellers and the Deposit Escrow Agent, in the form of Exhibit A attached hereto.

                 "Encumbrances" means any mortgages, pledges, liens, security interests, restrictions and easements except general utility easements that do not interfere with the use of the property.

                 "Environmental Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, ("CERCLA") as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), 42 U.S.C. degree 9601 et seq.; the Toxic Substances Control Act ("TSCA"), 15 U.S.C. degree 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. degree 1802 et seq.; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. degree 6901 et seq.; the Clean Water Act ("CWA"), 33 U.S.C. degree 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. degree 300f et seq.; the Clean Air Act ("CAA"), 42 U.S.C. degree 7401 et seq.; or any other applicable laws, relating to Hazardous Materials generation, production, use, storage, treatment, transportation or disposal, or the protection of the environment.

                 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

                 "FCC" means the Federal Communications Commission.

                 "FCC Order" means an order or orders of the FCC, or of the Chief, Mass Media Bureau of the FCC, acting under delegated authority, consenting to the assignment to Buyer of the FCC Licenses for each of the Stations, as proposed in the applications therefor, without conditions which are adverse to Buyer or which in any way diminish the operating rights with respect to the Assets and the Stations, except any such conditions expressly accepted by Buyer in writing.

                 "Final Order" means an FCC Order as to which the time for filing a request for administrative or judicial review, or for instituting administrative review sua sponte, shall have expired without any such filing having been made or notice of such review having been issued; or, in the event of such filing or review sua sponte, as to which such filing or review shall have been disposed of favorably to the grant and the time for seeking further relief with respect thereto shall have expired without any request for such further relief having been filed.

                 "Governmental Authority" means any agency, board, bureau, court, commission, department, instrumentality or administration of the United States government, any state government or any local or other governmental body in a state, territory or possession of the United States or the District of Columbia.

                 "Hart-Scott-Rodino" means the Hart-Scott-Rodino antitrust Improvements Act of 1976, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

                 "Hazardous Materials" means any wastes, substances, or materials (whether solids, liquids or gases) that are deemed hazardous, toxic, pollutants, or contaminants, including without limitation, substances defined as "hazardous wastes", "hazardous substances", "toxic substances", "radioactive materials" or other similar designations in, or otherwise subject to regulation under, any Environmental Laws. "Hazardous Materials" includes polychlorinated biphenyls (PCBs), asbestos, lead-based paints and petroleum and petroleum products (including, without limitation, crude oil or any fraction thereof).

                 "IRS" means the Internal Revenue Service.

                 "KFYR Studio Site" means the KFYR-TV studio site located at 200 North Fourth Street, Bismarck, North Dakota 58501, and all buildings, towers, improvements, structures and fixtures thereon.

                 "Laws" means all applicable common law and any statute, law, code, ordinance, regulation, rule, resolution, order, determination, writ, injunction, award (including, without limitation, any award of any arbitrator), judgments and decrees applicable to the specified persons or entities and to the businesses and assets thereof (including, without limitation, Laws relating to securities registration and regulation; the sale, leasing, ownership or management of real property; employment practices, terms and conditions, and wages and hours; building standards, land use and zoning; safety, health and fire prevention; and environmental protection, including Environmental Laws).

                 "Liabilities" shall mean, as to any Person, all debts, adverse claims, liabilities and obligations, direct, indirect, absolute or contingent of such person or entity, whether accrued, vested or otherwise, whether in contract, tort, strict liability or otherwise and whether or not actually reflected, or required by generally accepted accounting principles to be reflected, in such person's or entity's balance sheets or other books and records, including, without limitation, (a) obligations arising under any Law of any Governmental Authority or imposed by any court or any arbitrator of any kind, (b) obligations arising in connection with products sold by, or in connection with services provided by, or under Contracts; (c) all indebtedness or liability of such Person for borrowed money, or for the purchase price of property or services (including trade obligations); (d) all obligations of such Person as lessee under leases, capital or other; (e) liabilities of such Person in respect of plans covered by Title IV of ERISA, or otherwise arising in respect of plans for employees or former employees or their respective families or beneficiaries; (f) all liabilities of other Persons directly or indirectly guaranteed, endorsed (other than for collection or deposit in the ordinary course of business) or discounted with recourse by such person or entity or with respect to which the person or entity in question is otherwise directly or indirectly liable; (g) all obligations secured by any Lien (as defined herein) on property of such person or entity, whether or not the obligations have been assumed; (h) all other items which have been or in accordance with generally accepted accounting principles would be, included in determining total liabilities on the liability side of the balance sheet; and (i) any and all other obligations.

                 "Losses" means any and all demands, claims, complaints, actions or causes of action, suits, proceedings, investigations, arbitrations, assessments, losses, damages (including diminution in value), liabilities, obligations (including those arising out of any action, such as any settlement or compromise thereof or judgment or award therein) and any costs and expenses, including, without limitation to, interest, penalties and reasonable attorneys' fees and disbursements.

                 "Multiemployer Plan" means a "multiemployer plan" as such term is defined in Section 3(37) of ERISA.

                 "Ordinary Course of Business" means the ordinary course of business consistent with past practices of Seller and prudent business operations.

                 "Pension Plan" means an "employee pension benefit plan" as such term is defined in Section 3(2) of ERISA.

                 "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, other form of business or legal entity or Governmental Authority.

                 "Plan" means any plan, program or arrangement, whether or not written, that is or was an "employee benefit plan" as such term is defined in
Section 3(3) of ERISA and (a) which was or is established or maintained by Seller; (b) to which Seller contributed or was obligated to contribute or to fund or provide benefits; or (c) which provides or promises benefits to any person who performs or who has performed services for Seller and because of those services is or has been (i) a participant therein or (ii) entitled to benefits thereunder.

                 "Qualified Plan" means a Pension Plan that satisfies, or is intended by Seller to satisfy, the requirements for tax qualification described in Section 401 of the Code.

                 "Real Property" means all realty, towers, fixtures, easements, rights-of-way, leasehold and other interests in real property, buildings and improvements owned, leased, occupied or used in the business and operations of the Stations, including, without limitation, the fee interest in the KFYR Studio Site.

                 "Seller Documents" means this Agreement and other agreements, documents and instruments executed and delivered by Seller in connection with the transactions contemplated by this Agreement.

                 "Seller Tax Returns" means all federal, state, local, foreign and other applicable Tax returns, declarations of estimated Tax reports required to be filed by Seller (without regard to extensions of time permitted by law or otherwise).

                 "Seller's Broker" means Media Venture Partners.

                 "Survey" means a survey for a parcel or parcels of real property prepared by a registered land surveyor licensed in the state where such real property is located (the "Surveyor"), certified by the Surveyor to Buyer and Buyer's lender, and showing (a) the location of all lot and street lines; (b) the location of encroachments, overhangs or projections by buildings or improvements erected on adjacent lands or on such real property; (c) adequate means of ingress and egress to public roads; (d) the location of all utility and other easements, rights of way, set-back lines and other matters of record affecting such real property; (e) a description and the location of all existing improvements (including parking areas); and (f) such other reasonable facts and information as Buyer may require.

                 "Taxes" means all federal, state, local and foreign taxes (including, without limitation, income, profit, franchise, sales, use, real property, personal property, ad valorem, excise, employment, social security and wage withholding taxes) and installments of estimated taxes, assessments, deficiencies, levies, imports, duties, license fees, registration fees, withholdings, or other similar charges of every kind, character or description imposed by any Governmental Authorities, and any interest, penalties or additions to tax imposed thereon or in connection therewith.

                 "Title Insurance Commitment" means an irrevocable title insurance commitment issued by a title insurance company acceptable to Buyer with respect to the interests in Real Property described in Exhibit 1.01(f) for
(a) a prepaid owner's policy of title insurance (on ALTA 1992 Owner's Form), showing title for the Real Property interest described in Exhibit 1.01(f) in Buyer, and (b) a prepaid full-coverage mortgagee policy of title insurance (on the ALTA 1992 Lender's Form), naming Buyer's lender as the insured party, with no exception as to survey matters, insuring that the mortgage of Buyer's lender constitutes a valid and recorded first lien on a good and marketable fee simple interest in the Real Property described in Exhibit 1.01(f), and providing full protection against filed and unfiled mechanics' and material men's liens. Each such policy shall not include any (i) survey matters exceptions, (ii) standard printed exceptions, (iii) creditor's rights exceptions, (iv) mechanics and material men's liens exceptions and (v) any other exceptions that are not Permitted Exceptions (as defined below). "Permitted Exceptions" shall mean (i) the lien of real estate taxes not yet due and payable, (ii) all matters revealed in the Title Insurance Commitment described above which are approved by Buyer, (iii) all existing building, zoning and other city , state, county or federal laws, codes and regulations affecting the Real Property covered by the Title Insurance Commitment, and (iv) any existing general utility easements serving the Real Property covered by the Title Insurance Commitment. The dollar amount of each interest insured shall be equal to the amount of consideration allocated to such interest pursuant to Section 2.02(c)(i). If the interest insured was not separately appraised by the Appraisal Firm and the parties cannot agree on the amount of consideration to be allocated to such interest, then the parties shall direct the Appraisal Firm to appraise such interest and such appraisal shall be binding on both parties for purposes of this definition. Costs for the appraisal of any real estate interest pursuant to this definition shall be borne equally by the parties. The foregoing appraisal procedures shall not apply in the case of any mortgagee policy which shall be in an amount required by Buyer's lenders(s).

                 "Welfare Plan" means an "employee welfare benefit plan" as such term is defined in Section 3(1) of ERISA.